Exhibit-99.1

For Immediate Release

Wrigley Delivers Record First Quarter Sales

CHICAGO – April 25, 2006 – The Wm. Wrigley Jr. Company (NYSE - WWY) today announced its first quarter 2006 financial results.  Global sales increased 13 percent to a first-quarter record $1.08 billion on worldwide shipment increases of 23 percent.  Net earnings for the quarter were $0.40 per diluted share – including the negative impacts of previously announced restructuring charges ($0.02) and new accounting requirements to expense stock options ($0.02) – versus $0.46 for the year ago period.   On a non-GAAP basis, excluding the impact of restructuring and options costs, 2006 first quarter per share earnings would have been $0.44, $0.02 below the prior year, reflecting unfavorable currency translation of $0.02 in the current quarter.  All per share figures have been adjusted to reflect a May 1, 2006, 5-for-4 stock dividend.

“Given the outstanding results of the first half of 2005, the current comparisons are especially challenging, but we remain focused on doing what is best for the long-term vitality of the business.  Overall, given the underlying strength of our core business, we remain on track to deliver on our long-term earnings growth objective of 9 to 11 percent,” said Bill Wrigley, Jr., Chairman, President and Chief Executive Officer.

“As discussed at our Annual Meeting, we are continuing to integrate the Altoids®, Life Savers®,  Creme Savers® and Sugus® brands into the Wrigley supply chain – making significant progress to date.  At the same time, we have made the choice to step up brand support investment behind these acquired confectionery brands to get them on a higher growth trajectory and take advantage of opportunities we see in the marketplace.  This investment reflects our confidence in the ability of these brands to grow and create value.”

Sales and Gross Margins

First quarter global sales grew by $125 million or 13 percent over the same quarter last year.  Wrigley’s core business contributed a solid 6 percent of the gain while the acquired confectionery brands accounted for 10 percent of the increase.  The negative impact of currency due to translation of results into a relatively stronger U.S. dollar offset that combined growth by 3 percent.

Asia delivered an outstanding 26 percent increase in sales, driven by volume growth in a wide range of countries and a slight boost from currency translation.  Much of the regional gain can be attributed to excellent business momentum in China, where Wrigley has established itself as the #1 confectionery company.  Strong double-digit shipment increases for Doublemint® and Extra®, led by the growing popularity of bottle packaging, drove the growth in the quarter.

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In EMEAI (principally Europe), sales were down 1 percent versus year ago, reflecting the negative impact of currency translation that reduced reported results by 6 percent.  Growth was led by Russia, Ukraine, the Middle East and India, which all recorded strong double-digit gains.  In Russia, Orbit® Watermelon is not only the top-selling chewing gum – it is the #1 confectionery product overall.  Off a relatively modest base, volumes in the Middle East increased by more than 50 percent year over year.  Those gains were partially offset by modest sales declines in certain Western European geographies, including Germany, which remained sluggish with the overall economy, and France, where declining consumer interest in dissolvable breath strips was only partially offset by sales and gum share gains for both Freedent® and Airwaves®.

First quarter sales in North America were up 30 percent, with almost all of the gains coming from the acquired confectionery brands.  In the U.S., Wrigley’s core business saw sales up 1 percent on essentially flat volume.  Strong gains from Orbit®, Orbit White®, and new Doublemint® Twins™ mints, as well as continued growth in Extra®, were offset by declining sales for sugar-stick gum brands and Eclipse®.  The growth of Doublemint Twins reinforced Wrigley as the #1 mints player in the U.S. marketplace.

Consolidated gross margins for the quarter were 51.9 percent versus 56.6 percent a year ago.  They were reduced by approximately 100 basis points by restructuring charges and stock option expenses.  Lower margin contributions from the confectionery brands acquired last summer accounted for about two thirds of the remaining difference.  The final factors were some unfavorable product mix, as well as a higher percentage of sales coming from somewhat lower-margin geographies in the quarter.

“For our core products, costs have been holding steady as a result of productivity improvements and efficiencies, despite rising commodity and energy prices.   As is typically the case, new products and packaging formats take some time to reach full profitability and can have a dampening effect on margins, particularly in the short term,” commented Reuben Gamoran, Senior Vice President and Chief Financial Officer.  “Groundwork currently being laid in terms of the acquired confectionery brands is expected to increase their margins as the year progresses, and we anticipate improvements in high-margin regions to contribute going forward.”

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Operating Profits and Net Earnings

Consolidated operating profits in the period were down 10 percent from the prior year, with restructuring charges and stock option expensing each contributing approximately 4 percent of  the decline.  The negative impact of currency translation reduced operating profits by an additional 4 percent.  The acquired confectionery products had a slightly negative impact on operating profitability, as brand support investment was significant in the quarter.

Consolidated net earnings of $112 million were down $19 million from the prior year.  On a diluted per share basis, earnings were $0.40, down 13 percent from the prior year.  In addition to the dilution from the acquired confectionery brands, earnings were negatively impacted by the restructuring charge and stock option expenses, which each reduced earnings by approximately $0.02.  On a non-GAAP basis, excluding restructuring and options costs, the earnings per share decline was 4 percent versus the year ago quarter, reflecting unfavorable currency translation, which also reduced current quarter earnings by $0.02 per share or 4 percent.

“We are confident in the strength of our core business and excited about the dynamic products and marketing campaigns that will be rolling out of our pipeline as the year progresses.  First-half restructuring and integration activities and stepped-up marketing investments – particularly behind  the new confectionery brands – are intensifying already tough comparisons with the first six months  of 2005,” added Bill Wrigley, Jr.  “Current supply chain initiatives are making our production network stronger, more efficient and more flexible than ever before, and we are looking for improved momentum across our overall gum and confectionery business in the back half of the year.    Everyone at the Company remains focused on driving growth, delivering results and creating value  for our shareholders.”

About Wrigley

The Wm. Wrigley Jr. Company is a recognized leader in confections with a wide range of product offerings including gum, mints, hard and chewy candies, and lollipops.  The Company has global sales in excess of $4 billion and distributes its world-famous brands in more than 180 countries.  Three of these brands – Wrigley’s Spearmint®, Juicy Fruit®, and Altoids® – have heritages stretching back more than a century.  Other well-loved brands include Doublemint®, Life Savers®, Big Red®, Boomer®, Pim Pom®, Winterfresh®, Extra®, Freedent®, Hubba Bubba®, Orbit®, Excel®, Creme Savers®, Eclipse®, Airwaves®, Solano®, Sugus®, P.K.®, and Cool Air®.

Cautionary Statement Regarding Forward-Looking Information

To the extent that statements contained in this press release may be considered forward-looking statements, the following will be deemed to be the Wrigley Company’s meaningful cautionary disclosure regarding such statements.  A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. The important factors that could affect these outcomes are set forth in Exhibit 99 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

FROM:  WM. WRIGLEY JR. COMPANY

Christopher Perille, Senior Director – External Relations	Phone: (312) 645-4077

	Three Months Ended March 31,

	2006	2005

Net sales	$1,075,530	$950,390
Cost of sales	508,351	412,757
Restructuring charges	8,570	—

Gross profit	558,609	537,633

Selling, general and administrative expense	385,793	345,426

Operating income	172,816	192,207

Interest Expense	(15,343)	(1,205)
Other income	7,063	2,377

Earnings before income taxes	164,536	193,379

Income taxes	52,651	62,365

Net earnings	$111,885	131,014

Net earnings per average share of common stock (basic)[a]	0.40	0.47

Net earnings per average share of common stock (diluted)[a]	0.40	0.46

Average number of basic shares outstanding for the period	277,467	281,105

Average number of diluted shares outstanding for the period	278,818	282,487

[a] Per share calculations based on the average number of shares outstanding for the period.

Note: All figures in thousands, except for earnings per share amounts.